EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

First, that the Board of Directors for Telesource International, Inc. (the “Corporation”) duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation to change the name of the Corporation, declaring said amendment to be advisable and putting the matter before the stockholders for consideration thereof.

Second, that thereafter, by written consent of a majority of the stockholders of Telesource International, Inc. (the “Corporation”) pursuant to Article I, Section 8 of the Corporation’s By-Laws and Section 228 of Delaware’s Corporation Law, the following resolution to the Corporation’s Certificate of Incorporation was voted upon in favor of amendment:

Resolved, that the Corporation’s Certificate of Incorporation is amended to read as follows:

FIRST: The name of the Corporation (hereinafter called the “Corporation”) is Pernix Group, Inc.”

In witness whereof, the Corporation had caused this certificate to be signed, this 17th day of August, 2009

Nidal Z. Zayed

President & CEO

State of Delaware

Secretary of State

Division of Corporations

Delivered 10:00 AM 10/13/2009

FILED 10:00 AM 10/13/2009

SRV 090930357 - 3404659 FILE